 Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post qualification amendment of Regulation A Offering Circular on Form 1-A (File No. 024-10923) of Belpointe REIT, Inc. of our report dated April 29, 2020, relating to the consolidated financial statements of Belpointe REIT, Inc. as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the period from June 19, 2018 (Formation) through December 31, 2018. We also consent to the use of our name as it appears under the caption "Experts".

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

February 5, 2021